EXHIBIT 99.1

NGP Capital Resources Company Announces $17.5 Million Investment in Nekoosa Coated Products

Houston, May 6, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced the closing of its third non-energy middle market portfolio investment.  On April 22, 2013, the Company closed a $17.5 million Second Lien Term Loan to fund a portion of the acquisition of IGI Corp. ("IGI") by Nekoosa Coated Products ("Nekoosa"), a portfolio company of Wingate Partners, a Dallas-based private equity group.  The Second Lien Term Loan earns interest payable in cash at an annual rate of 13% plus paid-in-kind interest of 2% per annum and matures in October 2018.

The Nekoosa business, originally started in 1961 as a division of 3M Company, is a leading manufacturer of carbonless sheets and an expanding line of specialty products used by digital and offset printers in the commercial printing industry.  IGI is the parent company of RTape Corp., a leading manufacturer of application tape and a wide range of other products for the sign, screen print and digital printing markets, and CET Films Corp., a manufacturer of custom extruded films for a range of niche graphic arts and ancillary markets.

Jason Reed, Principal at Wingate Partners, said, "NGPC really delivered for Wingate and Nekoosa on this transaction.  We had an accelerated schedule to close the IGI acquisition and NGPC met our timetable, moving rapidly from initial term sheet to a commitment through due diligence and closing.  They delivered on every promise, and we really enjoyed working with them.  We look forward to working with NGPC on Nekoosa and in the future on other Wingate deals."

Steve Gardner, the Company's President and CEO stated, "We are very pleased to participate in this transaction and expand our relationship with Wingate Partners.  The combination of IGI and Nekoosa is an attractive opportunity given the similarities in manufacturing processes and strong relationships with their respective channel partners, and we look forward to their continued expansion and success.  This investment increases our total year-to-date new investment activity to $72 million, and middle market non-energy investments now make up approximately 18% of our investment portfolio."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.